Exhibit 3.7

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Important. Read attached instructions before completing form.                 ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal to Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:  Hydrogen Corporation

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the officers of the Corporation are hereby authorized to withdraw the certificate of designations of the Series B Preferred Stock (Document No. 20050262448-63), filed July 5, 2005, because there are no longer any shares of such series issued and outstanding.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Officer Signature:  /s/ Joshua Tosteson
Joshua Tosteson, President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.
Nevada Secretary of State AM 78.1955
Withdrawal 2003 Revised on: 11/03/03